Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Edward J. Lawson, President and Chairman, 21st Century Holding Company
(954) 308-1257 or (954) 581-9993

                          21st CENTURY HOLDING COMPANY
                          REPORTS ON HURRICANE KATRINA

      Lauderdale Lakes, Florida, September 13, 2005 - 21st Century Holding Company (NASDAQ: TCHC), an insurance holding company, today announced that its subsidiary, Federated National Insurance Company, has received approximately 2,100 claims reported to date in Florida for damages caused by Hurricane
Katrina. The claims reported to date represent approximately 90% of the anticipated losses and we expect an additional10% to be reported based on historical loss trends.

      Richard A. Widdicombe, Chief Executive Officer of 21st Century Holding Company, said, "Although the severity of damages from Hurricane Katrina in Florida are low, the number of claims received to date indicates that we will experience a loss of approximately $1.9 million, net of income taxes or approximately $0.35 per share. Additional losses, if any, would be covered by our reinsurance. After considering these losses, Company guidance for calendar year 2005 is amended to $2.40 per share. Additionally, after reviewing the Company's revenue and anticipated growth, we are hereby setting guidance for calendar year 2006 at approximately $4.00 per share. As a further sign of management's confidence in our future growth and profitability, the Company has purchased back 300,000 warrants (NASDAQ: TCHCW) at $0.80 per warrant. The TCHCW warrants allow the holder to purchase three-quarters of one share of the Company's common stock at an exercise price of $12.74 per whole share and expire on July 31, 2006. This transaction should lessen future dilution to shareholders and send the right message to the marketplace."

      Mr. Widdicombe continued, "The Company does not have any property insured in Louisiana, Mississippi or Alabama. Our thoughts and prayers go out to the victims in these states, as these will surely be difficult times for those affected."

About the Company

      The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the States of Louisiana, Texas and Alabama for more than 300 classes of business, including special events. The Company also operates as an approved (non-admitted) carrier in the States of Georgia and Kentucky offering the same general liability products. In addition, the Company has underwriting authority and processes claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

      Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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